Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum dated October 21, 2019
Recent developments - Preliminary and unaudited estimates of the Company’s selected third quarter 2019 results
Set forth below are preliminary estimates of unaudited selected financial information for the three months ended September 28, 2019 and actual unaudited financial results for the three months ended September 29, 2018. Our unaudited interim consolidated financial statements for the three months ended September 28, 2019 are not yet available. We have provided ranges, rather than specific amounts, for the preliminary estimates of the financial information described below primarily because our financial closing procedures for the three months ended September 28, 2019 are not yet complete. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update or revise the estimates set forth in this offering memorandum as a result of new information, future events or otherwise, except as otherwise required by law. These estimates may differ from actual results. Actual results remain subject to the completion of our quarter-end closing process which includes a final review by our management and audit committee. During the course of the preparation of the financial statements and related notes and our final review, additional items that require material adjustments to the preliminary financial information presented below may be identified. Therefore, you should not place undue reliance upon these preliminary financial results. See the sections titled “Risk factors” and “Cautionary statement regarding forward-looking statements” for additional information regarding factors that could result in differences between the preliminary estimates of our financial results and operating data presented below and the actual financial results we will report for the three months ended September 28, 2019. Totals may not sum or recalculate due to rounding.
The preliminary estimates for the three months ended September 28, 2019 presented below have been prepared by, and are the responsibility of, management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to such preliminary information nor has PricewaterhouseCoopers LLP audited or compiled the financial information for the comparative three-month period ended September 29, 2018. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

	Three months ended
(in millions, except percentages)	September 28, 2019 (Estimated)		September 29, 2018 (Actual)
	Low	High
Revenue	$665.0	$670.0	$585.3
Operating income	$89.5	$93.0	$84.4
Operating income as a % of revenue	13.5%	13.9%	14.4%
Add back approximately:
Amortization related to acquisitions	$24.0	$24.0	$18.8
Severance and executive transition costs	2.5	2.5	4.7
Acquisition related adjustments (1)	10.0	10.0	2.1
Site consolidation costs, impairments and other items	0.5	0.5	0.3
Non-GAAP adjustments to operating income(2)	$37.0	$37.0	$25.8
Operating income, excluding non-GAAP adjustments	$126.5	$130.0	$110.2
Non-GAAP operating income as a % of revenue	19.0%	19.4%	18.8%

Depreciation and amortization	$51.0	$52.0	$43.6

(1) Represents the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration.
(2) Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of often-one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance. The Company is providing a reconciliation to operating income instead of net income attributable to common shareholders because it has not completed its quarterly close and review procedures, and as such, items such as income taxes and interest expense are not available as of the date of this offering memorandum.